Exhibit 99.7

Ford Motor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended September 30, 2003 and 2002
(in millions)

	Nine Months

	2003	2002

	(unaudited)
Cash and cash equivalents at January 1	$12,250	$7,197

Cash flows from operating activities before securities trading	18,193	22,334
Net sales/(purchases) of trading securities	1,350	(4,751)

Net cash flows from operating activities	19,543	17,583
Cash flows from investing activities
Capital expenditures	(5,839)	(5,084)
Acquisitions of receivables and lease investments	(42,305)	(60,461)
Collections of receivables and lease investments	33,921	38,204
Net acquisitions of daily rental vehicles	(1,487)	(1,658)
Purchases of securities	(7,846)	(1,883)
Sales and maturities of securities	4,725	1,622
Proceeds from sales of receivables and lease investments	15,781	28,237
Proceeds from sale of businesses	281	—
Repayment of debt from discontinued operations	1,421	—
Cash paid for acquisitions	—	(22)
Cash recognized on consolidation of joint ventures	256	—
Other	716	618

Net cash (used in)/provided by investing activities	(376)	(427)
Cash flows from financing activities
Cash dividends	(549)	(555)
Net sales/(purchases) of Common Stock	(43)	196
Proceeds from mandatorily redeemable convertible preferred securities	—	4,900
Changes in short-term debt	3,226	(13,455)
Proceeds from issuance of other debt	17,221	14,272
Principal payments on other debt	(23,862)	(13,929)
Other	3	40

Net cash (used in)/provided by financing activities	(4,004)	(8,531)
Effect of exchange rate changes on cash	474	193

Net increase/(decrease) in cash and cash equivalents	15,637	8,818

Cash and cash equivalents at September 30	$27,887	$16,015